MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

Exhibit 16.1

August 22, 2008

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated August 22, 2008 of Healthplace Corporation (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Moore & Associates, Chartered
Moore & Associates, Chartered

Las Vegas, Nevada

2675 S. JONES BLVD. SUITE 109, LAS VEGAS, NEVADA 89146 (702) 253-7499 Fax: (702)253-7501